SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                              SCHEDULE 14D-1
                             AMENDMENT NO. 6
            TENDER OFFER STATEMENT PURSUANT TO SECTION 14(D)(1) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                                   AND

                               SCHEDULE 13D
                             AMENDMENT NO. 22
                UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            CIRCON CORPORATION
                -----------------------------------------
                        (NAME OF SUBJECT COMPANY)

                          USS ACQUISITION CORP.
                    UNITED STATES SURGICAL CORPORATION
                -----------------------------------------
                                (BIDDERS)

                 COMMON STOCK, PAR VALUE $0.01 PER SHARE
                -----------------------------------------
                      (TITLE OF CLASS OF SECURITIES)

                               172736 10 0
                -----------------------------------------
                  (CUSIP NUMBER OF CLASS OF SECURITIES)

                             THOMAS R. BREMER
                          USS ACQUISITION CORP.
                  C/O UNITED STATES SURGICAL CORPORATION
                            150 GLOVER AVENUE
                        NORWALK, CONNECTICUT 06856
                        TELEPHONE: (203) 845-1000
                -----------------------------------------

       (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO
         RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF BIDDERS)

                             with a copy to:

                          PAUL T. SCHNELL, ESQ.
                 SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                             919 THIRD AVENUE
                         NEW YORK, NEW YORK 10022
                        TELEPHONE: (212) 735-3000



      United States Surgical Corporation, a Delaware corporation ("Parent"), and USS Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Parent, hereby further amend and supplement their Statement on Schedule 14D-1 (the "Schedule 14D-1"), filed with the Securities and Exchange Commission (the "Commission") on August 5, 1997, as amended by Amendment No. 1 dated August 12, 1997, Amendment No. 2 dated August 14, 1997, Amendment No. 3 dated September 25, 1997, Amendment No. 4 dated October 16, 1997 and Amendment No.5 dated October 22, 1997 with respect to the Common Stock, par value $0.01 per share, of Circon Corporation, a Delaware corporation ("Circon" or the "Company"). This Amendment No. 6 to the Schedule 14D-1 also constitutes Amendment No. 22 to the Statement on Schedule 13D of the Purchaser and Parent filed on August 2, 1996, as amended. The item numbers and responses thereto below are in accordance with the requirements of Schedule 14D-1.

      Unless otherwise indicated herein, each capitalized term used but not defined herein shall have the meaning assigned to such term in the
Schedule 14D-1 or in the Offer to Purchase referred to therein.

ITEM 10. ADDITIONAL INFORMATION.

      Item 10(f) of the Schedule 14D-1 is hereby amended and supplemented by the following:

      On November 24, 1997, Parent issued a press release, a copy of which is attached hereto as Exhibit (a)(23) and is incorporated herein by reference, relating to the extension of the Offer until 6:00 p.m., New York City time, on January 15, 1998, unless further extended.

ITEM 11.  MATERIAL TO BE FILED AS EXHIBITS.

      Item 11 of the Schedule 14D-1 is hereby amended and supplemented by the following:

      (a)(23)     Press Release.





                                   SIGNATURE

      After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 25, 1997

                                 USS ACQUISITION CORP.


                                 By: /s/ THOMAS R. BREMER
                                     Name:  Thomas R. Bremer
                                     Title:    President


                                 UNITED STATES SURGICAL CORPORATION


                                 By: /s/ THOMAS R. BREMER
                                     Name: Thomas R. Bremer
                                     Title:  Senior Vice President and
                                             General Counsel



                                EXHIBIT INDEX


EXHIBIT           EXHIBIT NAME


(a)(23)           Press Release.